                                                                 EXHIBIIT 3.1.1

                          CERTIFICATE OF AMENDMENT

                                   TO THE

                       CERTIFICATE OF INCORPORATION OF

                                PC-TEL, INC.

     The undersigned, Peter Chen and Andrew Wahl, hereby certify that:

     1. They are the duly elected and acting Chief Executive Officer, Chairman and Vice President, Finance, Chief Financial Officer, respectively, of PC-Tel, Inc., a Delaware corporation, which was originally incorporated in the State of Delaware on July 6, 1998.

     2. Paragraph (b) of Section 4, Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                 "Article IV

                                  Section 4

     (b) Automatic Conversion.  Each share of Preferred shall automatically be
         --------------------
     converted into shares of Common at the effective Conversion Price for each such series upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common to the public at an aggregate gross offering price of not less than Fifteen Million Dollars ($15,000,000) and a price per share to the public equal to or greater than Twelve Dollars ($12.00), as adjusted for subsequent stock splits, stock dividends and combinations, or (ii) the receipt of the corporation of the affirmative vote at a duly noticed shareholders meeting or pursuant to a duly solicited written consent of the holders of more than a majority of the Series A Preferred, a majority of the Series B Preferred and a majority of the Series C Preferred, each voting as a separate series. In the event of the automatic conversion of the Preferred upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities."

                                      ****

     3.  The Board of Directors has duly approved the foregoing Amendment.

     4. The foregoing Amendment has been duly approved by the required vote of stockholders in accordance with Sections 242 of the Delaware General Corporation Law. The total number of outstanding shares of Common Stock of this corporation is 2,491,330 shares. The total number of outstanding shares of Preferred of this corporation is 8,510,748 shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock, a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting as a separate class.

     The undersigned further certify under penalty of perjury that they have read the foregoing Amendment and know the contents thereof, and that the statements therein are true.

     IN WITNESS WHEREOF, the undersigned have executed this certificate at San Jose, California on September 10, 1999.


                                           /s/ Peter Chen
                                           -----------------------
                                           Peter Chen
                                           Chief Executive Officer and Chairman

                                           /s/ Andrew Wahl
                                           -----------------------
                                           Andrew Wahl
                                           Vice President, Finance and
                                           Chief Financial Officer